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                                                                     Exhibit 5.1

                         [ARNOLD & PORTER LETTERHEAD]

                                 July 2, 2001

Sola International Inc.
1290 Oakmead Parkway
Suite 230
Sunnyvale, California 94085

     Re:  (euro)205,000,000 11% Senior Notes Due 2008
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Ladies and Gentlemen:

     We have acted as special New York counsel to Sola International Inc., a Delaware corporation (the "Company"), in connection with its new 11% Senior Notes due 2008 (the "Exchange Notes") in aggregate principal amount of up to
(euro)205,000,000. The Company has filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), a Registration Statement on Form S-4 (the "Registration Statement") relating to Company's offer to exchange the Exchange Notes for all of its outstanding 11% Senior Notes due 2008 (the "Outstanding Notes"). The Exchange Notes will be issued, and the Outstanding Notes were issued, pursuant to an indenture (the "Indenture") between the Company, as issuer, and The Bank of New York, as trustee (the "Trustee").

     We have reviewed the Indenture and a form of the Exchange Notes attached thereto filed as Exhibit 4.2 to the Registration Statement and have made such other investigations, as we have deemed necessary in connection with the opinion set forth herein. We have assumed that the issuance and exchange of the Exchange Notes for the Outstanding Notes have been duly authorized by the requisite corporate action on the part of the Company and the Indenture has been duly authorized, executed and delivered by the Company. Furthermore, we have assumed the authority of the Trustee to enter into the Indenture and to authenticate the Exchange Notes, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.
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     We express this opinion as members of the bar of the State of New York and we do not express any opinion herein as to matters governed by any federal laws or the laws of any other jurisdiction.

     Based upon and subject to the foregoing, when the Registration Statement has become effective under the Act and the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and exchanged as contemplated in the Registration Statement, the Exchange Notes will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership and similar laws relating to or affecting creditors' rights generally and to equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

     This opinion speaks only as of its date and is limited to present statutes, regulations, judicial interpretations, orders, directives and decrees applicable to the facts as they presently exist. In rendering this opinion, we assume no obligation to revise or supplement this opinion should the present laws be changed by legislative or regulatory action, judicial decision or otherwise.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                        Very truly yours,

                                        /s/  Arnold & Porter

                                        Arnold & Porter